EXHIBIT 99.8


                    PARTIAL ASSIGNMENT AND NOVATION AGREEMENT
                    -----------------------------------------

                        (Area: Altares, British Columbia)

                  THIS AGREEMENT dated as of the 12th day of September, 2001.

BETWEEN:

                           WESTLINKS RESOURCES LTD., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called "Assignor")

                                                - and -

                           NUWAY RESOURCES OF CANADA, LTD., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called "Assignee")

                                                - and -

                           THE BODY OR BODIES CORPORATE, PARTNERSHIPS OR INDIVIDUALS identified as "Third Party" in Schedule "A" attached hereto (whether one or more, hereinafter called "Third Party")


                  WHEREAS Assignor and Third Party are parties to or successors in interest to parties to the agreement described and set forth in Schedule "A" attached hereto (such agreement, including all amendments, if any, thereto being hereinafter called the "Agreement" regardless of whether there be more than one of them but, if more than one, then such reference shall be collective);

                  AND WHEREAS by an agreement dated September 12, 2001 and effective July 18, 2001 (hereinafter called the "Effective Date") made between Assignor and Assignee, Assignee became entitled to a portion of the right, title and interest of the Assignor ("Assigned Interest") in and to the Agreement and agreed to assume a portion of the liabilities and obligations of Assignor under the Agreement as more particularly described in Schedule "A";

                  AND WHEREAS Assignor is willing to assign, transfer and convey unto Assignee the Assigned Interest in and to the Agreement;

                  AND WHEREAS Third Party is willing to recognize and accept Assignee as a party to the Agreement in the place and stead of Assignor to the extent of the Assigned Interest;

                  NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and covenants hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1. Assignor hereby assigns, transfers, conveys and sets over unto Assignee, effective as of the Effective Date, the Assigned Interest of the Assignor in and to the Agreement, and all benefit or advantage derived or to be derived therefrom, to hold the same unto Assignee for its sole use and benefit absolutely, subject nevertheless to the terms and conditions of the Agreement.

2. Assignee hereby accepts the within assignment of the Assigned Interest as of and from the Effective Date and Assignee hereby covenants and agrees with Assignor and Third Party that it shall and will as of and from the Effective Date be bound by and observe, perform and fulfil each and every covenant, agreement, term, condition and stipulation on the part of Assignor in the Agreement reserved and contained, to the same extent as if Assignee had been a party to the Agreement in the place and stead of Assignor.

3. Third Party does hereby consent to the within assignment and accept Assignee as a party to the Agreement as of the Effective Date as to the Assigned Interest and does hereby covenant and agree that from and after the Effective Date Assignee shall be entitled to hold and enforce all the rights and privileges of Assignor under the Agreement and that the Agreement shall continue in full force and effect with Assignee substituted as a party thereto in the place and stead of Assignor.

4. Third Party does hereby wholly release and discharge Assignor from the observance and performance of its covenants and agreements in the Agreement insofar as the same relates to the Assigned Interest as of the Effective Date; provided that, as between Assignor and Third Party, nothing herein contained shall be construed as a release of Assignor from any obligation or liability under the Agreement, which obligation or liability had accrued prior to Effective Date, saving and excepting only any obligation to give notice to Third Party of such disposition by Assignor to Assignee, and Third Party expressly consents to such disposition.

5. Assignee expressly acknowledges that in all matters relating to the Agreement subsequent to the Effective Date and prior to the delivery of a fully executed copy of this agreement to Third Party, including but not limited to all accounting, conduct of operations and disposition of production thereunder, Assignor has been acting as a trustee and duly authorized agent of Assignee and, as between Assignee and Third Party, Assignee does hereby expressly ratify, adopt and confirm all acts or omissions of Assignor in its capacity as trustee and agent, to the end that all acts or omissions shall for the purpose of the Agreement be construed as having been made or done by Assignee.

6. Assignor and Assignee shall at all times hereafter at the cost of Assignee execute such further assurances and do all such further acts as may reasonably be required for the purpose of vesting in Assignee the Assigned Interest in the Agreement.

7. This agreement may be executed in as many counterparts as are necessary and, when a counterpart has been executed by each party, all counterparts together shall constitute one agreement.

8. The address of Assignee for all notices to be hereafter served upon it under the Agreement shall be:

                         NUWAY RESOURCES OF CANADA, LTD.
                         C/o Macleod Dixon LLP
                         Barristers & Solicitors
                         3700, 400 - 3rd Avenue SW
                         Calgary, Alberta      T2P  4H2

                         Attention: Mary Lou McDonald

9. This agreement shall, in all respects, be interpreted and construed in accordance with the laws in effect in the Province of Alberta and the parties hereto hereby attorn to the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

10. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

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

         IN WITNESS WHEREOF the parties hereto have executed and delivered this agreement as of the date first above written.



                                   WESTLINKS RESOURCES LTD.
                                   (Assignor)

                                   Per:
                                       -----------------------------


                                   NUWAY RESOURCES OF CANADA, LTD.
                                   (Assignee)

                                   Per:
                                       -----------------------------
                                   Per:
                                       -----------------------------



                                  Third Party:

                                  ALSASK ENERGY SERVICES INC.


                                  Per:
                                       -----------------------------
                                  Per:
                                       -----------------------------






This is a counterpart execution page to an Assignment and Novation Agreement dated September 12, 2001 between Westlinks Resources Ltd., as Assignor, NuWay Resources of Canada, Ltd., as Assignee, and Third Party.

Area: Altares, British Columbia
File:  C533

                                  SCHEDULE "A"

This is Schedule "A" attached to and forming part of an Assignment and Novation Agreement dated September 12, 2001 between Westlinks Resources Ltd., as Assignor, NuWay Resources of Canada, Ltd., as Assignee, and Third Party.



"Agreement"

Agreement dated December 6, 2000 between Alsask Energy Services Inc. and Westlinks Resources Ltd.

"Assigned Interest"

An undivided 20.0% interest

"Third Party"

Alsask Energy Services Inc.









For reference only:
Area: Altares, British Columbia
File:  C533

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